Exhibit 10.1

INTERIM CHIEF EXECUTIVE OFFICER AGREEMENT

Effective May 1, 2024, (the “Start Date”), Samir R. Patel, M.D. (“Interim CEO”) and Akari Therapeutics, Plc (the “Company”) agree as follows:a

1.
Services; Payment; No Violation of Rights or Obligations. Interim CEO agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due to Interim CEO for the Services, the Company will compensate Interim CEO in accordance with Exhibit A. Unless otherwise specifically agreed upon by the Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Interim CEO. Interim CEO agrees that he will not violate any agreement with any third party or disclose at any time Interim CEO’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company or any of its affiliates.
2.
Ownership Rights; Proprietary Information; Publicity.
a.
The Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Interim CEO during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Interim CEO will promptly disclose and provide all Inventions to the Company. Interim CEO hereby makes all assignments necessary to accomplish the foregoing ownership. Interim CEO shall assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Interim CEO hereby irrevocably designates and appoints the Company as his agent and attorney-in-fact, coupled with an interest, to act for and on Interim CEO’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Interim CEO and all other creators or owners of the applicable Invention.
b.
Interim CEO agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or on behalf of Interim CEO during the period that Interim CEO is providing the Services that relate to the Company or its affiliates or the business or in connection with the Services or that are received by or for the Company or its affiliates in confidence, constitute “Proprietary Information.” Interim CEO shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Interim CEO shall not be obligated under this paragraph with respect to information Interim CEO can document is or becomes readily publicly available without restriction through no fault of Interim CEO. Upon termination or as otherwise requested by the Company, Interim CEO will promptly provide to the Company all items and copies containing or embodying Proprietary Information, except that Interim CEO may keep his personal copies of his compensation records and this Agreement. Interim CEO also recognizes and agrees that Interim CEO has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Interim CEO’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c.
As additional protection for Proprietary Information, to the extent permitted under applicable law, Interim CEO agrees that during the period over which he is providing the Services (i) and for one (1) year thereafter, Interim CEO will not directly or indirectly encourage or solicit any employee or consultant of the Company or Akari Therapeutics, Plc (“Akari”) to leave the Company or Akari, as applicable, for any reason and (ii) Interim CEO will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company or Akari, and Interim CEO will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company or Akari.

d.
To the extent allowed by law, Section 2(a) and any license granted the Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). Furthermore, Interim CEO agrees that, notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, the Company and Akari may and are hereby authorized to (and to allow others to) use Interim CEO’s name in connection with promotion of their business, products or services. To the extent any of the foregoing is ineffective under applicable law, Interim CEO hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agrees not to assert any Moral Rights with respect thereto. Interim CEO will confirm any such ratifications and consents from time to time as requested by the Company. If any other person is in any way involved in any Services, Interim CEO will obtain the foregoing ratifications, consents and authorizations from such person for the Company’s exclusive benefit.
e.
If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Interim CEO (or any person involved in the Services) and not assigned hereunder, Interim CEO hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).
3.
Warranties and Other Obligations. Interim CEO represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Interim CEO may have to others; (ii) all work under this Agreement shall be Interim CEO’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Interim CEO); (iii) Interim CEO has the full right to allow it to provide the Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Interim CEO shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Interim CEO’s work requires a license, Interim CEO has obtained that license and the license is in full force and effect.

4.
Termination. This Agreement, and Interim CEO’s independent contractor relationship with the Company, will begin on the Start Date and continue until terminated in accordance with the provisions hereof (the “Term”). Interim CEO and the Company may terminate this Agreement at any time upon their mutual written agreement, the Company may terminate this Agreement effective immediately for any reason and Interim CEO may terminate this Agreement upon at least fourteen (14) days’ written notice. If this Agreement is terminated, Interim CEO shall be entitled to receive from the Company all unpaid, undisputed amounts due for the Services completed prior to notice of such termination.

5.
Relationship of the Parties; Independent Contractor; No Employee Benefits. Interim CEO is an independent contractor and is not an employee, agent, partner or joint venturer of the Company. The Company shall provide direction pertaining to the goals to be attained and the results to be achieved by Interim CEO, but the Company shall not control or direct the manner or means by which Interim CEO performs the Services, including but not limited to the time and place Interim CEO performs the Services. Interim CEO shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. The Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Interim CEO. Interim CEO shall comply at Interim CEO’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Interim CEO agrees to indemnify the Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Interim CEO.

6.
Assignment. This Agreement and the services contemplated hereunder are personal to Interim CEO and Interim CEO shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of the Company. Any attempt to do so shall be void. The Company may fully assign and transfer this Agreement in whole or part.

7.
Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three (3) days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice. For purposes of this section, e- mail will be sufficient to constitute written notice.

8.
Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Interim Chief Executive Officer Agreement. The Company and Interim CEO understand and agree that nothing contained in this Agreement limits the other party’s ability to pursue its rights and remedies in the event of a breach of this Agreement by the Company or Interim CEO.

9.
Defend Trade Secrets Act of 2016; Other Notices. Interim CEO understands that pursuant to the federal Defend Trade Secrets Act of 2016, Interim CEO shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Interim CEO further understands that nothing contained in this Agreement limits Interim CEO’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

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AKARI THERAPEUTICS, PLC

By:	/s/ Ray Prudo
Name:	Ray Prudo
Title:	Chairman

SAMIR R. PATEL, M.D.

By:	/s/ Samir Patel, M.D.

Address:

EXHIBIT A

SERVICES

Interim CEO’s “Services” under the Interim Chief Executive Officer Agreement shall be providing such services appropriate for the Chief Executive Officer of Akari as prescribed by Akari’s Board of Directors of from time to time. Interim CEO will report to the Akari’s Board of Directors.

COMPENSATION

As exclusive compensation for the Services and the rights granted to the Company in this Agreement, during the Term, the Company will compensate Interim CEO as follows:

1.
$50,000 per month. Such compensation will be paid in in the form of fully vested Ordinary Shares, $0.0001 par value per share, of Akari, which Ordinary Shares will be issued within a reasonable period of time following the end of each quarter (or partial quarter) worked and will be valued based on the closing price of the Ordinary Shares on the Nasdaq Capital Market on the last day of each month (or partial month) worked; and

2.
Reasonable travel expenses incurred by Interim CEO in completing the Services and that are documented and submitted to the Company in accordance with the Company’s standard policies and procedures regarding reimbursement will be reimbursed by the Company as soon as reasonably practicable. Interim CEO will not be eligible for reimbursement for any other expenses incurred by Interim CEO in connection with the Services.

For the avoidance of doubt, Interim CEO will not be entitled to any other compensation from the Company or Akari for the Services, including without limitation, any bonuses or severance payments or benefits.